SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Ethan Allen Interiors Inc.

(Name of Registrant as Specified In Its Charter)

Sandell Asset Management Corp.

Castlerigg Master Investments Ltd.

Castlerigg International Limited

Castlerigg International Holdings Limited

Castlerigg Offshore Holdings, Ltd.

Castlerigg Active Investment Fund, Ltd.

Castlerigg Active Investment Intermediate Fund, L.P.

Castlerigg Active Investment Master Fund, Ltd.

Castlerigg Equity Event and Arbitrage Fund

Pulteney Street Partners, L.P.

Thomas E. Sandell

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SANDELL SENDS LETTER TO BOARD OF ETHAN ALLEN INTERIORS INC.

Views Company’s Refusal to Engage in Timely Discussions as Irresponsible

Sandell Prepared to Nominate Directors but Seeks Settlement

August 26, 2015 10:04 AM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--Sandell Asset Management Corp. (“Sandell”), a significant shareholder of Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH), today sent a letter to the Board of Directors of Ethan Allen.

The text of the letter is as follows:

August 26, 2015

The Board of Directors

Ethan Allen Interiors Inc.

Ethan Allen Drive

Danbury, CT 06811

Attn: Farooq Kathwari, Chairman of the Board, CEO and President

Ladies and Gentlemen:

As you know from our August 14th letter to Farooq Kathwari, we are significant shareholders of Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”). In the letter, we noted our belief that a combination of sub-optimal fiscal policies and inefficient allocation of shareholder capital has resulted in the Company’s stock trading at a significant discount to its intrinsic value and has contributed to years and years of stock price underperformance. Additionally, we made very clear our concerns regarding the August 12th revelation in Ethan Allen’s 10-K that the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) was being accelerated to October 15. Fortunately, following our publicly-voiced concerns, the Company moved the date for this meeting back to November 25.

We were initially encouraged by Ethan Allen’s decision to re-schedule its Annual Meeting to a date that was more consistent with its longstanding practices and reached out to the Company’s CFO Corey Whitely on August 14 seeking to enter into discussions with the Company. We were subsequently taken aback by the e-mail that we received from Mr. Whitely on August 18 indicating that the Company does not intend to speak with us until “later in September after Labor Day,” a delay of more than three weeks. We find this refusal to engage in any dialogue with us for such an extended period of time to be irresponsible and possibly reflective of a strategy to play for time.

As we had stated previously, we are fully prepared to nominate a slate of director candidates to stand for election at the Company’s Annual Meeting and, as you know, the nomination window opens today and runs through September 25. While we prefer to reach a cordial resolution addressing our concerns and avoid the need for a proxy contest, this requires the Company to engage in a timely and robust dialogue with us. We do not view waiting until the second week in September as timely by any stretch of the imagination. Should the Company, like us, prefer to resolve this matter without the distraction and expense of a proxy fight, we ask it to enter into discussions with us immediately. If the Company refuses to do so until the second week of September, we will have no choice but to proceed with plans for a public solicitation of proxies, which will no doubt serve to decrease the chances for a negotiated settlement.

Sincerely,

Thomas E. Sandell

Chief Executive Officer

About Sandell Asset Management Corp.

Sandell Asset Management Corp. is a leading private, alternative asset management firm specializing in global corporate event-driven, multi-strategy investing with a strong focus on equity special situations and credit opportunities. Sandell Asset Management Corp. was founded in 1998 by Thomas E. Sandell and has offices in New York and London, including a global staff of investment professionals, traders and infrastructure specialists.

SANDELL ASSET MANAGEMENT CORP., CASTLERIGG MASTER INVESTMENTS LTD., CASTLERIGG INTERNATIONAL LIMITED, CASTLERIGG INTERNATIONAL HOLDINGS LIMITED, CASTLERIGG OFFSHORE HOLDINGS, LTD., CASTLERIGG ACTIVE INVESTMENT FUND, LTD., CASTLERIGG ACTIVE INVESTMENT INTERMEDIATE FUND, L.P., CASTLERIGG ACTIVE INVESTMENT MASTER FUND, LTD., CASTLERIGG EQUITY EVENT AND ARBITRAGE FUND, PULTENEY STREET PARTNERS, L.P., THOMAS E. SANDELL (COLLECTIVELY, THE “PARTICIPANTS”), INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF ETHAN ALLEN INTERIORS INC. (THE “COMPANY”) IN CONNECTION WITH THE COMPANY’S 2015 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ

THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED BY SANDELL ASSET MANAGEMENT CORP. WITH THE SEC ON AUGUST 14, 2015. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Contacts

Sandell Asset Management Corp.

Adam Hoffman, 212-603-5814

Okapi Partners LLC

Bruce Goldfarb, 212-297-0722 or Chuck Garske, 212-297-0724

Sloane & Company

Elliot Sloane, 212-446-1860 or Dan Zacchei, 212-446-1882